August 5, 1998



COMNET Corporation
4200 Parliament Place
Suite 600
Lanham, MD 20706

          Re: Agreement and Plan of Merger, dated June 23, 1998, between COMNET Corporation and Group 1 Software, Inc.

Ladies and Gentlemen:

     We have acted as counsel to COMNET Corporation, a Delaware corporation (the "COMNET"), in connection with the proposed merger (the "Merger") of COMNET and Group 1 Software, Inc., a Delaware corporation and a majority-owned subsidiary of COMNET ("Group 1"), pursuant to an Agreement and Plan of Merger, dated June 23, 1998 (the "Merger Agreement"). COMNET has filed a Registration Statement on Form S-4 (File No. 333-58043) (as amended, the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), covering the 930,475 shares of COMNET Common Stock, par value $.50 per share (the "Shares"), to be issued in the Merger. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Registration Statement.

     For purposes of this letter, we have examined originals or copies of the following:

     1. the COMNET Certificate, as filed as an exhibit to COMNET's prior filings with the Commission;

     2. the COMNET By-Laws, as filed as an exhibit to COMNET's prior filings with the Commission;

     3. the resolutions of the COMNET Board, as certified by an officer of COMNET;

     4. the Registration Statement;

     5. the Merger Agreement; and

     6. such other documents and records as we have considered necessary for purposes of this opinion.

     We have assumed the genuineness of the signatures on and the authenticity of all documents, instruments and certificates submitted to us as originals and the conformity to original documents, instruments and certificates submitted to us as copies and the legal capacity to sign of all individuals executing documents. We have relied on COMNET records and have assumed the accuracy and completeness thereof. We have relied upon representations of COMNET as to certain matters of fact relevant hereto.

     We are not admitted to the practice of law in any jurisdiction but the State of New York, and we express no opinion as to the laws of any jurisdiction other than those of the State of New York, the federal law of the United States of America, and the General Corporation Law of the State of Delaware. No opinion is expressed as to the effect that the law of any other jurisdiction may have upon the subject matter of the opinion expressed herein under conflicts of law principles, rules and regulations or otherwise.

     Based on the foregoing, it is our opinion that the Shares have been duly and validly authorized and, when issued and delivered in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Legal Matters" in the Prospectus.


                                               /s/ Cadwalader, Wickersham & Taft
                                               ---------------------------------